Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

October 28, 2010

Media Contact:

Doug Shepard

Harte-Hanks, Inc. Corporate Office

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS REPORTS THIRD QUARTER RESULTS

Note: The company will host a conference call to discuss the earnings release on October 28, 2010, at 9:00 a.m. Central Time. The conference call number is (800) 988-9498 for domestic callers and (210) 234-0029 for international callers, passcode 121693. The conference call will also be audio webcast. To access the audio webcast, please go to https://e-meetings.verizonbusiness.com, conference number 8517794. There will be an audio replay available shortly after the call through November 5, 2010. To access the audio replay, please call (866) 421-0434 for domestic callers and (203) 369-0797 for international callers, passcode 121693. The replay also will be available on the Harte-Hanks Web site under the “Investors” section.

SAN ANTONIO, TX – October 28, 2010 - Harte-Hanks, Inc. (NYSE: HHS) today reported third quarter 2010 diluted earnings per share of $0.22 on revenues of $216.7 million. These results compare to diluted earnings per share of $0.22 on $209.3 million in revenues for the third quarter of 2009.

The following table presents financial highlights of the company’s operations for the third quarter of 2010 and 2009, respectively. Full financial results are attached.

RESULTS FROM OPERATIONS (unaudited)

(In thousands, except per share amounts)	Three Months Ended September 30,
	2010	2009	% Change
Operating revenues	$216,745	$209,318	3.5
Operating income	25,055	23,913	4.8
Net income	13,815	14,050	-1.7
Diluted earnings per share	$0.22	$0.22	0.0
Diluted shares (weighted average common and common equivalent shares outstanding)	64,076	64,108	0.0

For the nine months ended September 30, 2010, the company’s revenues decreased 2.8% to $624.5 million and operating income increased 5.3% to $65.9 million. Diluted earnings per share for the nine months ended September 30, 2010 were $0.59 compared to $0.54 for the 2009 nine-month period.

Commenting on the third quarter performance, Chairman, President and Chief Executive Officer Larry Franklin said, “It was good to see revenue growth in the third quarter, our first quarter of growth since the first quarter of 2007. Although Shoppers revenue declined in the quarter by 4.2%, this was the lowest decline since the first quarter of 2007. Shoppers operating income reflects excellent improvement as our people continue to effectively manage through the current difficult environment. Direct Marketing revenue increased 7.3% in the quarter with operating income declining 4.0%. There was a complex one-time project for a long-standing customer during the third quarter that accounted for approximately 60% of the Direct Marketing revenue growth and will also positively affect our fourth quarter revenue by approximately the same amount. Our Direct Marketing profit reflects the investments we are making and will continue to make in the multichannel direct and digital strategy. We are also investing in the digital business in Shoppers.”

Discussing the performance of individual business segments, Doug Shepard, Executive Vice President and Chief Financial Officer, said, “Our Direct Marketing revenues reflect an increase of over 40% from our pharma/healthcare vertical compared to the third quarter of 2009. The growth in the pharma/healthcare vertical was helped by the large, one-time project which was completed early in the fourth quarter of 2010. Our retail, select and high-tech verticals experienced revenue growth rates in the single digits (as a percentage). Our financial vertical declined in the single digits (as a percentage).

Shoppers revenue decreased 4.2% in the third quarter compared to the third quarter of 2009. This is the fifth consecutive quarter of improvement in quarterly revenue comparisons to the prior year quarter. Operating income improved 58.4% to $5.3 million.”

Concluding, Franklin said, “We are pleased to have returned to revenue growth in Direct Marketing in the quarter, however we don’t expect to have the same rate of growth over the next few quarters. We are excited about the progress we are making with our digital and multichannel strategy. More importantly, we intend to continue our investments in the people, structure and products necessary to build our multichannel business, which we believe will lead to improved long-term results.

Our Shoppers revenue performance will continue to reflect the California and Florida economies which are not improving, especially California. We are continuing our investments in our Shoppers digital products, which are already showing impressive growth.

In the fourth quarter, the company expects to show slight operating income improvement compared to the 2009 fourth quarter which included a $6.9 million charge. This expectation reflects our anticipated Shoppers revenue and the investments we are making in our digital strategy in both businesses. Customer response in both businesses is confirming that our digital focus is working and will provide tremendous long term value.”

Selected Highlights:

•

Harte-Hanks Direct Marketing acquired Information Arts (UK) Limited, a provider of data-driven marketing insight to business-to-business marketers across Europe. The company, based in High Wycombe in the United Kingdom, delivers data insight to improve multichannel marketing effectiveness. This insight is derived from profiling, segmentation, modeling and other analytics, and drives engagements that include marketing data management, data quality, data acquisition and data planning. Information Arts and Harte-Hanks’ other marketing offerings in Europe are being combined to deliver multichannel Demand Center solutions—integrated lead generation and lead management programs.

•

Harte-Hanks Direct Marketing launched Momentium: Multichannel Insight™, a strategic assessment tool and process which measures a company’s current practices for customer engagement across communication and commerce channels against a dataset of over 120 companies compiled by our Aberdeen Group. Momentium: Multichannel Insight helps marketers understand their maturity, readiness and sophistication relative to their peers and competitive set.

•

Harte-Hanks’ Trillium Software® released its latest version of the Trillium Software System®. This software platform provides a new user interface and new graphical business-level reporting which supports the data lifecycle methodology that companies engage in to “Discover, Develop, Deploy and Manage” their information quality initiatives. Designed to visualize data issues, improve business rule validation and enhance data quality monitoring, the Trillium Software System aids business decisions and outcomes through better and more accurate information.

•

During the quarter, Harte-Hanks Direct Marketing released an expanded Ci Pipeline® lead generation database and service for the technology market, which now includes tracking of eight new technology initiatives being planned at more than 740,000 North American and European business locations. These new initiatives include emerging opportunities in cloud computing, desktop virtualization, messaging security, data loss prevention, electronic medical records and mobile devices/smart phones.

•

Harte-Hanks Direct Marketing won a multi-year deal to support Modell’s Sporting Goods and its customer interaction strategy across multiple platforms. Harte-Hanks’ deep analytic, strategy, database, and customer relationship management marketing expertise in the retail environment were key factors in winning this new relationship. Modell’s operates more than 140 stores in 10 Northeastern and Mid-Atlantic states and the District of Columbia. Harte-Hanks will provide customer database development and insight-driven analytics to support multichannel targeted marketing.

•

Harte-Hanks Direct Marketing was selected by a national retailer to provide a integrated database and analytics solution, which will be used to drive multichannel marketing campaigns also executed by Harte-Hanks. Harte-Hanks’ ability to provide additional insight into this retailer’s customers was critical to winning this engagement.

•

EMC Corporation, a leading global developer and provider of information infrastructure technology and solutions, has awarded a two-year contract for the consolidation of its EMEA tele-demand center services to Harte-Hanks Direct Marketing. Harte-Hanks currently provides this service in the U.S.

•

The Agency Inside Harte-Hanks was selected by a multinational pharmaceutical company to develop customer relationship management strategy and creative materials, as well as manage multichannel marketing campaigns including digital development, email and direct mail in support of a new prescription product for treatment of a skin condition. This engagement was awarded on the strength of the Agency’s work for another brand within the same organization.

•

The Agency Inside Harte-Hanks was selected by another multinational pharmaceutical company to provide creative, strategy and account management in support of a new prescription product for treatment of a neurological condition. The Agency Inside will develop and execute campaigns targeted to physicians through direct and digital channels.

•

Harte-Hanks Shoppers won a printing and delivery engagement from a national Mexican food quick-serve restaurant during the quarter. Shoppers also had renewals and increases from several national and regional pizza restaurants, pharmacies and a regional dental service provider.

•

In August, Shoppers began selling SEM (search engine marketing) to business owners. Having weekly contact, PennySaver’s locally-focused sales force positions it well to help small businesses increase sales by adding SEM to their advertising programs.

•

During the quarter, Shoppers PennySaverUSA.com began its rollout of SMS text message marketing. SMS texting is being used by businesses to push out lunch coupons in North Orange County, and for voting in select contests. More uses will be deployed as the rollout continues.

About Harte-Hanks®:

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing helps its clients obtain insight about their customers through database and marketing analytics. Based on that insight Harte-Hanks Direct Marketing designs, implements and executes multichannel marketing programs on behalf of its clients using direct and digital communications. Harte-Hanks Shoppers is North America’s largest owner, operator, and distributor of shopper products which bring buyers and sellers together at a local level though its proven multichannel offerings, including targeted print, digital advertising, and classifieds. Its print publications are zoned into more than 950 separate editions and reach 11.5 million addresses each week in California and Florida. Shoppers also provide advertisers with PowerSites™ to help small- and medium-size businesses establish a web presence and improve lead generation, PowerClick™ SEM services, and mobile distribution of their ads and coupons. For consumers, PennySaverUSA.com™ and TheFlyer.com™ offer local online and mobile classifieds for garage sales, pets, used and new cars, real estate, as well as thousands of coupons and business listings. Visit us at http://www.PennySaverUSA.com, http://www.TheFlyer.com, and http://www.PowerSites.net.

Cautionary Note Regarding Forward-Looking Statements:

This press release and our related earnings conference call contain “forward-looking statements” within the meaning of the federal securities laws. All such statements are qualified by this cautionary note, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning. Examples include statements regarding (1) our strategies and initiatives, (2) adjustments to our cost structure and other actions designed to respond to market conditions and improve our performance, and the anticipated effectiveness and expenses associated with these actions, (3) our financial outlook for revenues, earnings per share, operating income, expense related to equity-based compensation, capital resources and other financial items, (4) our expectations for our businesses and for the industries in which we operate, including with regard to the negative performance trends in our Shoppers business and the adverse impact of continuing economic uncertainty in the United States and other economies on the marketing expenditures and activities of our Direct Marketing clients and prospects, (5) competitive factors, (6) acquisition and development plans, (7) our stock repurchase program and (8) other statements regarding future events, conditions or outcomes. These forward-looking statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include, without limitation, (1) international, domestic, regional and local economic and business conditions, including market conditions in California and Florida that may continue to adversely impact local advertising expenditures in our Shoppers publications and the adverse impact of continuing uncertainty in the United States and other economies on the marketing expenditures and activities of our clients and prospects, (2) the demand for our services by clients and prospective clients, including the willingness of existing clients to maintain or increase their spending and our ability to predict changes in client preferences, (3) the financial condition and marketing budgets of our clients, including client bankruptcies or other developments that may result in increased bad debt expense, (4) economic and other business factors that impact the industry verticals that we serve, including any consolidation of clients and prospective clients in these verticals, (5) our ability to manage and timely adjust our level of personnel and capacity and to otherwise effectively service our clients, (6) the impact of competition and our ability to continually improve our processes and to develop and introduce new products and services in a timely and cost-effective manner, (7) our ability to protect our data centers against security breaches and other interruptions in our operations and to protect sensitive personal information of our clients and their customers, (8) concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, (9) the impact of other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws, (10) fluctuations in paper prices, postal rates and postal delivery schedules, (11) the number of options and other equity securities that we may issue to employees, (12) market conditions and other factors that may impact the number of shares, if any, that we may repurchase in connection with our repurchase program, (13) unanticipated developments regarding litigation including the actual outcome of our proposed settlement with Shoppers employee Frank Gattuso and former employee Ernest Sigala, individually and on behalf of a certified class, to settle and resolve a previously disclosed class action lawsuit filed in 2001, or other contingent liabilities, and (14) other factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009. The forward-looking statements in this press release and our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.

Supplemental Non-GAAP Financial Measures:

In this press release and our related earnings conference call, the company intends to provide investors with a better understanding of operating results and underlying trends to assess the company’s performance and liquidity. Harte-Hanks evaluates its operating performance based on several measures, including the non-GAAP financial measures of (1) free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), less capital expenditures, and (2) EBITDA, defined as net income before interest, taxes, depreciation, and amortization. Harte-Hanks believes that free cash flow and EBITDA are useful supplemental financial measures for investors because they facilitate investors’ ability to evaluate the operational strength of the company’s business. Free cash flow and EBITDA, however, are not calculated in accordance with GAAP and they should not be considered substitutes for net income as an indicator of operating performance. A quantitative reconciliation of free cash flow and EBITDA to net income is found in the tables attached to this release.

This document may contain trademarks that are owned or licensed by Harte-Hanks, Inc. and its subsidiaries, including, without limitation, Harte-Hanks® and other names and marks. All other brand names, product names, or trademarks belong to their respective holders.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share data	2010	2009	2010	2009

Operating revenues	$216,745	$209,318	$624,533	$642,654
Operating expenses:
Labor	88,038	87,331	258,573	276,577
Production and distribution	81,019	76,543	232,519	233,702
Advertising, selling, general and administrative	16,854	14,445	49,941	46,474
Depreciation and amortization	5,779	7,086	17,556	23,298

	191,690	185,405	558,589	580,051

Operating income	25,055	23,913	65,944	62,603

Other expenses (income):
Interest expense	705	2,456	2,102	7,447
Interest income	(69)	(55)	(136)	(145)
Other, net	1,865	457	1,506	2,159

	2,501	2,858	3,472	9,461

Income before income taxes	22,554	21,055	62,472	53,142
Income tax expense	8,739	7,005	24,472	18,919

Net income	$13,815	$14,050	$38,000	$34,223

Basic earnings per common share	$0.22	$0.22	$0.60	$0.54

Weighted-average common shares outstanding	63,622	63,570	63,612	63,550

Diluted earnings per common share	$0.22	$0.22	$0.59	$0.54

Weighted-average common and common equivalent shares outstanding	64,076	64,108	64,119	63,813

Harte-Hanks, Inc.

Balance Sheet Data (Unaudited)

In thousands	September 30, 2010	December 31, 2009

Cash and cash equivalents	$76,305	$86,598

Total debt	$206,500	$239,688

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended September 30,			Nine months ended September 30,
In thousands	2010	2009	% Change	2010	2009	% Change

OPERATING REVENUES:
Direct Marketing	$151,104	$140,816	7.3%	$426,525	$432,978	-1.5%
Shoppers	65,641	68,502	-4.2%	198,008	209,676	-5.6%

Total operating revenues	$216,745	$209,318	3.5%	$624,533	$642,654	-2.8%

OPERATING INCOME:
Direct Marketing	$22,993	$23,948	-4.0%	$59,845	$67,880	-11.8%
Shoppers	5,272	3,328	58.4%	14,715	4,016	266.4%
General corporate expense	(3,210)	(3,363)	4.5%	(8,616)	(9,293)	7.3%

Total operating income	$25,055	$23,913	4.8%	$65,944	$62,603	5.3%

DEPRECIATION AND AMORTIZATION:
Direct Marketing	$4,237	$5,186	-18.3%	$12,678	$16,324	-22.3%
Shoppers	1,539	1,894	-18.7%	4,869	6,954	-30.0%
General corporate expense	3	6	-50.0%	9	20	-55.0%

Total depreciation and amortization	$5,779	$7,086	-18.4%	$17,556	$23,298	-24.6%

Reconciliation of Net Income to Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
In thousands	2010	2009	2010	2009
Net Income	$13,815	$14,050	$38,000	$34,223
Add: After-tax stock-based compensation (Note 1)	642	1,044	1,795	1,991
Add: depreciation and amortization	5,779	7,086	17,556	23,298
Less: capital expenditures	4,365	3,484	12,631	7,402

Free cash flow	$15,871	$18,696	$44,720	$52,110

Note 1:	Pre-tax compensation expense was $1,048 and $1,565 for the three months ended September 30, 2010 and 2009, respectively.

Pre-tax compensation expense was $2,954 and $3,072 for the nine months ended September 30, 2010 and 2009, respectively.

Reconciliation of Net Income to EBITDA

		Three months ended September 30,		Nine months ended September 30,
In thousands		2010	2009	2010	2009
Net Income		$13,815	$14,050	$38,000	$34,223
Add:	Depreciation and amortization	5,779	7,086	17,556	23,298
	Interest expense, net and non-operating, net	2,501	2,858	3,472	9,461
	Income tax expense	8,739	7,005	24,472	18,919

EBITDA		$30,834	$30,999	$83,500	$85,901

EBITDA by Segment:
	Direct Marketing	$27,230	$29,134	$72,523	$84,204
	Shoppers	6,811	5,222	19,584	10,970
	Corporate	(3,207)	(3,357)	(8,607)	(9,273)

		$30,834	$30,999	$83,500	$85,901

Harte-Hanks, Inc.

Direct Marketing Revenue Mix (Unaudited)

Vertical Markets - Percent of Direct Marketing Revenue

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Retail	27%	27%	25%	25%
Financial and Insurance Services	12%	14%	14%	14%
Technology	25%	27%	27%	29%
Healthcare and Pharmaceuticals	14%	10%	12%	11%
Other Select Markets	22%	22%	22%	21%

	100%	100%	100%	100%